RBC BLUEBAY ENHANCED INCOME FUND (THE “TRUST”)

SHAREHOLDER SERVICING PLAN

WHEREAS, the Trust, a Delaware statutory trust, is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “Act”), operating as an interval fund pursuant to Rule 23c-3 under the Act;

WHEREAS, the Trust is authorized (i) to issue shares, with the shares representing the interests in the Trust’s portfolio of securities and other assets, and (ii) to divide the shares into two or more classes pursuant to an exemptive order from the U.S. Securities and Exchange Commission to permit the Trust to offer multiple classes of shares;

WHEREAS, the Trust desires to compensate parties for providing the services described herein to shareholders (the “Shareholders”) who from time to time beneficially own Class A and Class T shares of beneficial interest (“Shares”) of the Trust;

NOW, THEREFORE, the Trustees of the Trust hereby adopt this shareholder servicing plan (the “Plan”) on the following terms and conditions:

1.   SHAREHOLDER SERVICING ACTIVITIES. Subject to the supervision of the Board of Trustees, the Trust may engage, directly or indirectly, in financing any activities relating to shareholder account administrative and servicing functions, including without limitation making payments for one or more of the following activities: (a) answering inquiries regarding account status and history, the manner in which purchases and redemptions of the Shares may be effected, and certain other matters pertaining to the Trust; (b) assisting in designating and changing dividend options, account designations and addresses; (c) providing necessary personnel and facilities to establish and maintain certain shareholder accounts and records, as requested from time to time by the Trust; (d) assisting in processing purchase and redemption transactions; (e) arranging for the wiring of funds; (f) transmitting and receiving funds in connection with orders to purchase or repurchase Shares; (g) verifying and guaranteeing signatures in connection with redemption orders, transfers among and changes in designated accounts; (h) providing periodic statements showing account balances and, to the extent practicable, integration of such information with other client transactions otherwise effected with or through the Agent; (i) furnishing (either separately or on an integrated basis with other reports sent by the Agent) monthly and annual statements and confirmations of all purchases and redemptions of Shares in an account; (j) transmitting proxy statements, annual reports, prospectuses and other communications from the Trust; (k) receiving, tabulating and transmitting to the Trust proxies executed with respect to special meetings of shareholders of the Trust; (l) assisting in responding to regulatory inquiries regarding customers and the Trust; and (m) providing such other related services as the Trust or customers of the Agent may reasonably request.

The Trust is authorized to engage in the activities listed above either directly or through other persons with which the Trust has entered into agreements pursuant to the Plan.

2.  MAXIMUM EXPENDITURES. The expenditures to be made by any class of Shares pursuant to this Plan and the basis upon which payment of such expenditures will be made shall be determined from time to time by the Trustees, but in no event may such expenditures exceed the following: (i) with respect to the Shares of any class, an annual rate of 0.25% of the average daily value of net assets represented by such Shares, and (ii) with respect to the Shares of any class subsequently established by the Trust and made subject to this Plan, the annual rate as agreed upon and specified in an addendum hereto.

3.  PAYMENTS. Pursuant to this Plan, the Trust may make periodic payments at the annual rate provided for in the related agreement with respect to the Shares of each class. The servicing expenses of a particular class will be borne solely by that class and the Trust will not use fees charged to one class to support the servicing relating to any other class.

4.  EFFECTIVENESS; AMENDMENT; TERM AND TERMINATION.

(a)   Effectiveness. This Plan shall not take effect with respect to any class of Shares of the Trust until it has been approved by vote of the majority of the Trustees of the Trust.

(b)  Continuation. This Plan shall continue in effect with respect to any class of Shares of the Trust provided the continuation shall have been approved annually by vote of the majority of the Trustees of the Trust.

(c)  Amendment. This Plan may be amended at any time by the vote of a majority of the Trustees of the Trust.

(d)  Termination. This Plan may be terminated at any time with respect to a particular class of Shares by the vote of a majority of the Trustees of the Trust.

5.  QUARTERLY REPORTS. An officer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

6.  RECORDKEEPING. The Trust shall preserve copies of this Plan for a period of not less than six years from the date of this Plan and the related agreements or such reports, as the case may be, the first two years in an easily accessible place.

Dated: March 20, 2026